EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 7th day of August, 2009, between IMAGENETIX, INC., a Nevada corporation (the “Company”), and Debra L. Spencer (“Employee”).

WHEREAS, Employee is presently serving as the General Manager of the Company, Secretary of the Corporation and a Board Director, without a written employment agreement, and

WHEREAS, the Company wishes to ensure the continued service of Employee to the Company pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Position and Duties.

(a) Effective as of the date of this Agreement (the “Effective Date”), and until the second anniversary of the Effective Date (the “Initial Term”), the Employee will be employed by the Company on a full-time basis as its General Manager . The Employee shall be a member of the Board of Directors of the Company. In addition, the Employee may be asked from time to time to serve as a director or officer of one or more of the Company’s subsidiaries, or as a member of a committee of the Board of Directors, without further compensation. The Initial Term shall be automatically renewed for additional periods of two (2) years (each, a “Renewal Term”) unless written notice to the contrary shall be given by either party to the other not less than thirty (30) days prior to the end of the Initial Term or the Renewal Term.  The Initial Term and the Renewal Term are referred to herein as the “Term”.

(b) The Employee agrees to perform the duties of her position and such other duties consistent with those of a Director and an office manager as may reasonably be assigned to the Employee from time to time by the Board of Directors. The Employee also agrees that, while employed by the Company, the Employee will devote a significant portion of her business time and efforts to the advancement of the business and interests of the Company and its subsidiaries and to the discharge of her duties and responsibilities for them. Notwithstanding the above, the Employee shall be permitted to manage her personal, financial and legal affairs; and, serve on civic, educational, philanthropic or charitable boards or committees.

(c) The Company agrees to maintain a corporate office in San Diego County, California sufficient to support senior management, including the incorporation of related functions (for example, but not to be limited to, administrative, sales and marketing positions).

2. Compensation and Benefits. During the Employee’s employment, as compensation for all services performed by the Employee for the Company and its subsidiaries, the Company will provide the Employee the following pay and benefits:

(a) Base Salary. The Company will pay the Employee a base salary at the rate of Seventy Three Thousand, Nine Hundred Eighteen and 78/100 ($73,918.78) per year (“Base Salary”), payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board of Directors of the Company (the “Board”) in their discretion.

(b) Bonus Compensation. During the Term, the Employee shall receive a bonus equal to six percent (6%) of the Company’s net income before taxes and research and development expenses during the prior fiscal year, up to a maximum of fifty percent (50%) of the Base Salary.

(c) Stock Options. Employee shall be eligible to receive options to purchase shares of common stock of the Company in such amounts and at such exercise prices as the Board of Directors may determine from time to time.

(d) Participation in Employee Benefit Plans and Vacation Policies. The Employee will be entitled to participate in all employee benefit plans and vacation policies in effect for employees and senior executives of the Company. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(e) Business Expenses. The Company will pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of his duties and responsibilities for the Company. Reimbursements shall be subject to such reasonable substantiation and documentation as the Company may specify from time to time.

3. Termination of Employment. The Employee’s employment under this Agreement shall continue until terminated pursuant to this Section 3.

(a) The Company may terminate the Employee’s employment for Cause with at least thirty (30) days advance written notice to the Employee setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means any of the following: (i) the Employee’s continued and substantial violations of her employment duties or willful and material disregard of reasonable directives from the Board, after Employee has received a written demand for performance from the Board that sets forth the factual basis for the Company’s belief that Employee has not substantially performed his duties or willfully disregarded directives from the Board; (ii) the Employee’s moral turpitude, material dishonesty or gross misconduct in the performance of her duties which has materially and demonstrably injured the finances or future business of the Company or any of its subsidiaries as a whole; (iii) the Employee’s material breach of this Agreement; or, (iv) the Employee’s conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement, or the like involving the Company’s property; provided, however, that no such act or event described in clauses (i) and (iii) of this paragraph (a) shall constitute Cause hereunder if the Executive has materially cured such act or event during the applicable thirty (30) day notice period.

(b) The Employee may terminate her employment for Good Reason with at least thirty (30) days advance written notice to the Company setting forth in reasonable detail the nature of the Good Reason.

4. Severance Payments and Other Matters Related to Termination.

(a) In the event of termination of the Employee’s employment by the Company other than for Cause or the Employee’s termination of employment for Good Reason, (i) the Employee shall be entitled to receive a lump sum cash severance amount equal to two hundred (200%) percent of Employee’s then current annual salary, (ii) any earned but unpaid bonus payment, (iii) reimbursement of the health and dental care continuation premiums for Employee  incurred by Employee to effect continuation of health and dental insurance coverage for Employee on the same basis as active employees, for a period of twenty-four (24) months from the date of such termination, to the extent that Employee is eligible for and elects continuation coverage under COBRA; and (iv) any accrued and unused vacation pay payable within twenty one (21) calendar days of the termination date (subject to required withholding).

(b) In the event of termination of the Employee’s employment by the Company for Cause or the Employee’s unilateral termination other than for Good Reason, the Company will pay the Employee any Base Salary earned but not paid through the date of termination, any earned but unpaid bonus, and pay for any vacation time accrued but not used to that date.

(c) Except for any right the Employee may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans, and subject to Section 4(a)(iii) above, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Employee’s employment, without regard to any continuation of base salary or other payment to the Employee following termination.

(d) Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary to accomplish the purposes of other surviving provisions.

(e) Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to the Employee pursuant to Sections 4(a) or 5 or otherwise on or within the six-month period following the Employee’s termination will accrue during such six-month period and will become payable in a lump sum payment, with interest at the prime rate, on the date six (6) months and one (1) day following the date of termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Sections 4(a) or 5, if the Company and the Employee mutually determine that the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will not apply to an earlier payment of such cash severance payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Code Section 409A and any temporary or final Treasury Regulations and guidance promulgated there-under and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

5. Change of Control Benefits. Change of Control shall be defined as a transaction or series of transactions where the shareholders of the Company immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company. If Employee is terminated without Cause or resigns for Good Reason upon or during the twelve (12) month period after the effective date of a Change of Control, the Employee shall automatically become fully vested in all of her then-outstanding equity awards, any accrued but unpaid salary, vacation or bonus payment, and the Employee shall be entitled to receive the consideration set forth in section 4(a) hereof and shall be entitled to receive an additional cash severance amount equal to $73,918.78.

6. Indemnification and Insurance.

(a) The Company agrees that (i) if the Employee is made a party, or is threatened to be made a party to any proceeding by reason of the fact that she is or was a director, officer, employee, agent, manager, consultant or representative of the Company or any of its Affiliates, or (ii) if any claim is made, or is threatened to be made, that arises out of or relates the Employee’s service in any of the foregoing capacities, then the Employee shall be indemnified and held harmless by the Company to the fullest extent legally permitted, or authorized, by the certificate of incorporation, bylaws, other organizational documents, or Board resolutions of the Company, against any and all costs, expenses, liabilities and losses (including, without limitation, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, reasonable attorneys’ fees, and amounts paid or to be paid in settlement) incurred or suffered by the Employee in connection herewith and such indemnification shall continue as to the Employee even if he has ceased to be a director, officer, member, employee, agent, manager, consultant or representative of the Company and shall inure to the benefit of the Employee’s heirs, executors, administrators and legal representatives. No amendment of the Company’s certificates of incorporation or bylaws shall be effective to reduce any of the Employee’s rights to indemnification, or advancement of costs and expenses, under this Section 6.

(b) During the term of employment and for a period of six years thereafter, the Company shall procure and keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Employee.

7.  Non-compete.  The Employee shall not engage in a business in any manner similar to or in competition with the Company or the Company’s Affiliates during the term of his employment.  Furthermore, the Employee shall not engage in a business in any manner similar to, or in competition with, the Company’s business for a period of one year from the date of termination of his employment for any reason with the Company.

8. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

9. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10. Assignment. Neither the Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Employee and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Miscellaneous. This Agreement sets forth the entire agreement between the Employee and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Employee’s employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Employee and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of California, without regard to the conflict of laws principles thereof.

14. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Company at its principal place of business, attention of the Chief Executive Officer, with copy to the Board, or in the case of the Employee, at the Employee’s last known address on the books of the Company (or to such other address as either party may specify by notice to the other actually received).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

IMAGENETIX, INC.

By:
Name:
Title:

DEBRA SPENCER